EXHIBIT 21.1

AK STEEL HOLDING CORPORATION SUBSIDIARIES

Name	State/Country of Incorporation

Advanced Materials Processing Inc.	Delaware

AFSG Holdings, Inc.	Delaware

AH Management, Inc.	Delaware

AH (UK) Inc.	Delaware

AK Asset Management Company	Delaware

AK Electric Supply LLC	Delaware

AK Electro-Galvanizing LLC	Delaware

AK Steel Properties, Inc.	Delaware

AK Steel Receivables Ltd.	Ohio

AK Steel Corporation	Delaware

AK Tube LLC	Delaware

AK Coatings Inc.	Ohio

AKS HydroForm, Inc.	Ohio

AKS Investments, Inc.	Ohio

Armco Advanced Materials, Inc.	Delaware

AK Steel BV	Holland

AK Steel International Limited	United Kingdom

Armco Financial Services Corporation	Delaware

Armco Financial Services International, Inc.	Ohio

Armco Financial Services International, Ltd.	Delaware

AK Steel GmbH	Germany

Armco Insurance Group, Inc.	Delaware

Armco Investment Management, Inc.	Delaware

AK Steel Limited	United Kingdom

AK Steel S.A.	Belgium

Armco Pacific Financial Services Limited	Vanuatu

Armco Pacific Limited	Singapore

AK Steel Merchandising S.A.	Spain

AK Steel S.A.R.L.	France

Armco Resource Party Limited	Australia

AK Steel SRL	Italy

Armco Steel Corporation	Ohio

Combined Metals Holding, Inc.	Nevada

Combined Metals of Chicago, LLC	Illinois

Compass Insurance Company	New York

Everest International, Inc.	Ohio

First Stainless, Inc.	Delaware

First Taconite Company	Delaware

FSA Services Corp.	Delaware

Materials Insurance Company	Cayman Islands

Northwestern National Insurance Company of Milwaukee, Wisconsin	Wisconsin

Northern Land Company	Minnesota

Rockport, Inc.	Ohio

Rockport Roll Shop LLC	Delaware

Strata Energy, Inc.	Ohio

Vicksmetal/Armco Associates	Delaware

Virginia Horn Taconite Company	Minnesota